Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS THIRD-QUARTER RESULTS

•	Earnings per diluted share increased to $1.98 (net income) and $2.04 (operating income*), including a $0.44 favorable impact related to a Canadian tax rate change

•	Premiums up 8 percent to $1.8 billion

•	Operating return on equity* 13 percent for trailing 12 months

ST. LOUIS, October 24, 2011 – Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global provider of life reinsurance, reported third-quarter net income of $147.4 million, or $1.98 per diluted share, compared to $128.2 million, or $1.72 per diluted share in the prior-year quarter. Operating income* totaled $151.6 million, or $2.04 per diluted share, compared to $127.7 million, or $1.72 per diluted share in the year-ago quarter.

For the first nine months of 2011, net income increased to $441.1 million, or $5.94 per diluted share, from $377.7 million, or $5.06 per diluted share, in the year-ago period. Operating income* totaled $398.4 million, or $5.37 per diluted share, compared with $342.6 million, or $4.59 per diluted share, the year before.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2011	2010	2011	2010
Net premiums	$1,776,165	$1,647,300	$5,300,971	$4,857,781
Net income	147,385	128,232	441,089	377,690
Net income per diluted share	1.98	1.72	5.94	5.06
Operating income*	151,618	127,703	398,446	342,610
Operating income per diluted share*	2.04	1.72	5.37	4.59
Book value per share	77.29	68.30
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	59.48	53.82
Total assets	31,183,454	28,934,028

*	See ‘Use of Non-GAAP Financial Measures’ below

For the quarter, consolidated net premiums increased 8 percent to $1,776.2 million from $1,647.3 million in the prior-year period. Net of the effects of changes in foreign currency exchange rates, net premiums were up 5 percent. The prior-year period benefited from an advance premium of $43.3 million associated with a new longevity transaction in Canada. Excluding that transaction, premiums rose 11 percent with the currency effect and 7 percent without it. Investment income decreased 7 percent to $268.2 million from $287.5 million in the year-earlier quarter, including a decline in fair value of option contracts supporting equity-indexed annuities. Excluding the effects of these option contracts, investment income was up $19.2 million, or 6 percent. Average invested assets

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increased approximately $1.9 billion to $17.7 billion and average yields, excluding the funds withheld assets, decreased 37 basis points to 5.29 percent quarter over quarter. The average investment yield in each of the first two quarters of 2011 was 5.35 percent. Net foreign currency fluctuations contributed $4.5 million, after taxes, to operating income, or $0.06 per diluted share.

During the third quarter, the company recognized an income tax benefit associated with previously enacted reductions in federal and provincial statutory tax rates in Canada. The impact of the decrease in rates on the deferred income tax liability was a benefit of $32.5 million, or $0.44 per diluted share.

A. Greig Woodring, president and chief executive officer, commented, “Enterprise-wide claims experience was slightly elevated, most notably in our U.S. and Europe & South Africa segments. Nonetheless, that claims volatility was within our expected range. The S&P 500 index and benchmark interest rates were down during the third quarter and, as a result, our asset intensive business earned $1 million pre-tax operating income, well below its normalized quarterly run rate of $15 million to $16 million. However, for the first nine months of 2011, that business has generally performed as expected. Consolidated premium growth was slightly below our expectations for the quarter.

“Historically low interest rates continued to put pressure on our investment yield, but our reserves and capital remain strong. Even if interest rates remain at current levels for the next five years, we project our reserves to be sufficient, and we would not expect to write down deferred acquisition costs or be required to take any actions to augment capital. Under that same scenario, our investment yield would gradually drop by an estimated 50 basis points over that five-year period, which would, in turn, reduce operating returns on equity as excess cash flows would be reinvested at lower yields. All else equal, those projected returns would decline between 15 and 20 basis points in 2012 and around 50 basis points by the end of 2016. While we have felt the pressures of sustained low interest rates and volatile equity markets and may continue to do so, our business is not overly sensitive to these risks due to our relatively low levels of asset leverage and annuity business.

“We generated an annualized operating return on equity of 14 percent this quarter, and 13 percent over the last 12 months. We continue to invest actively in business opportunities and are well-positioned to serve our clients in all major life reinsurance markets across the globe.”

SEGMENT RESULTS

U.S.

The U.S. Traditional sub-segment reported pre-tax net income of $88.2 million for the quarter, down from $114.1 million last year. Pre-tax operating income decreased to $83.1 million from $101.1 million in 2010. Mortality claims were slightly higher-than-expected this quarter, reflecting normal volatility, and accounted for the majority of the decrease. Net premiums rose 4 percent to $971.2 million from $930.1 million a year ago, attributable to the ongoing pressure on cession rates.

The U.S. Asset Intensive business reported a pre-tax loss of $61.0 million compared with a pre-tax loss of $6.6 million a year ago, including changes in the fair values of various free-standing and embedded derivatives. Pre-tax operating income, which excludes the impact of those derivatives, decreased to

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$1.0 million from $14.0 million a year ago, primarily reflecting poor equity market performance and the related impact on equity-indexed and variable annuities. The expected level of pre-tax operating income for this business is $15 million to $16 million per quarter.

The U.S. Financial Reinsurance business performed well this quarter and added $6.4 million of pre-tax income compared with $4.3 million last year, primarily due to higher fee income from new business.

Canada

Canadian operations reported pre-tax net income of $44.4 million compared with $33.5 million in the third quarter of 2010. Pre-tax operating income increased 28 percent to $35.7 million from $28.0 million in the prior-year period, reflecting better-than-expected mortality experience.

A stronger Canadian dollar relative to the third quarter of 2010 benefited pre-tax operating income by approximately $2.6 million. Premiums decreased 10 percent to $185.8 million from $205.6 million last year, which benefited from an advance premium of $43.3 million. Excluding that advance premium, premiums rose 14 percent in the current quarter, including a favorable foreign currency effect of $10.3 million.

Asia Pacific

Asia Pacific reported pre-tax net income of $29.8 million compared with $28.5 million in the third quarter of 2010. Pre-tax operating income increased 15 percent to $31.4 million from $27.4 million a year ago. Favorable results in Japan, Hong Kong and Southeast Asia were offset, in part, by higher-than-expected claims in Australia. Foreign currency fluctuations added $3.4 million to the current period pre-tax operating income. Premiums increased 20 percent to $328.3 million from $273.8 million in the prior year. On a local currency basis, premiums rose more than 7 percent.

Europe & South Africa

Europe & South Africa pre-tax net income decreased to $15.9 million from $17.5 million in the year-ago quarter. Pre-tax operating income decreased to $13.9 million from $15.7 million last year. Results in the segment’s primary operations in the UK were in line with expectations, but adverse claims results in other markets drove the overall segment decline. Foreign currency fluctuations increased pre-tax operating income by $0.7 million. Net premiums totaled $286.1 million, up 23 percent from $233.0 million in the prior-year quarter. On a local currency basis, net premiums were up 19 percent.

Corporate and Other

The Corporate and Other segment reported pre-tax net income of $48.0 million in the third quarter versus $5.9 million in the year-ago period. Current period pre-tax net income included a $50.9 million gain associated with the repurchase of $156.8 million of collateral finance facility securities. That gain is excluded from pre-tax operating income, which totaled $8.2 million in the current quarter and $6.6 million in the third quarter of 2010.

During the quarter, the company repurchased 838,362 shares of its common stock at a weighted average price of $51.39 per share.

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Deferred Acquisition Costs – New Accounting Guidance

The company expects to retrospectively apply the new accounting guidance on deferred acquisition costs, effective January 1, 2012. The adoption of the new accounting guidance is expected to result in a 6 to 9 percent decrease in book value, excluding AOCI, and a 6 to 10 percent decrease in reported operating income in prior-year periods and 2012. This accounting change does not alter the cash flows or lifetime profitability of the company’s business, rather, the change accelerates the timing of non-commission oriented acquisition expense recognition compared with current guidance. The estimates of the impact are preliminary and therefore subject to change.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.18, payable November 25 to shareholders of record as of November 4.

Earnings Conference Call

A conference call to discuss third-quarter results will begin at 9 a.m. Eastern Time on Tuesday, October 25. Interested parties may access the call by dialing 877-741-4245 (domestic) or 719-325-4858 (international). The access code is 1723475. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through November 2 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 1723475.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations and the cumulative effect of any accounting changes, which management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

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Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. Worldwide, the company has approximately $2.6 trillion of life reinsurance in force, and assets of $31.2 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of

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reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our 2010 Form 10-K.

Investor Contact

John W. Hayden
Senior Vice President – Controller and Investor Relations
(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
GAAP net income	$147,385	$128,232	$441,089	$377,690
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(144,836)	(25,041)	(171,006)	(110,127)
Capital (gains) losses on funds withheld:
Included in investment income	(6,374)	(4,221)	(3,218)	(7,920)
Included in policy acquisition costs and other insurance expenses	672	621	586	1,073
Embedded derivatives:
Included in investment related (gains) losses, net	235,828	35,676	165,723	21,776
Included in interest credited	24,400	27,996	20,669	23,165
Included in policy acquisition costs and other insurance expenses	(2,381)	(2,723)	(1,815)	(1,587)
DAC offset, net	(70,011)	(32,837)	(20,140)	38,540
Gain on repurchase of collateral finance facility securities	(33,065)	—	(36,296)	—
Loss on retirement of Preferred Income Equity Redeemable Securities (“PIERS”)	—	—	2,854	—

Operating income	$151,618	$127,703	$398,446	$342,610

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Income before income taxes	$171,540	$197,173	$613,795	$588,560
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	(221,194)	(37,747)	(260,247)	(168,073)
Capital (gains) losses on funds withheld:
Included in investment income	(9,806)	(6,494)	(4,950)	(12,184)
Included in policy acquisition costs and other insurance expenses	1,034	954	902	1,650
Embedded derivatives:
Included in investment related (gains) losses, net	362,813	54,885	254,959	33,501
Included in interest credited	37,539	43,070	31,799	35,638
Included in policy acquisition costs and other insurance expenses	(3,664)	(4,189)	(2,793)	(2,442)
DAC offset, net	(107,709)	(50,519)	(30,984)	59,291
Gain on repurchase of collateral finance facility securities	(50,869)	—	(55,840)	—
Loss on retirement of PIERS	—	—	4,391	—

Pre-tax operating income	$179,684	$197,133	$551,032	$535,941

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended September 30, 2011
(Unaudited)
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Net (gain) loss on repurchase and retirement of securities	Pre-tax operating income
U.S. Operations:
Traditional	$88,167	$(3,681)		$(1,375)		$—	$83,111
Asset Intensive	(61,035)	(25,501	)(1)	87,553	(2)	—	1,017
Financial Reinsurance	6,392	13		—		—	6,405

Total U.S.	33,524	(29,169)		86,178		—	90,533
Canada Operations	44,406	(8,729)		—		—	35,677
Europe & South Africa	15,881	(2,000)		—		—	13,881
Asia Pacific Operations	29,750	1,625		—		—	31,375
Corporate and Other	47,979	11,108		—		(50,869)	8,218

Consolidated	$171,540	$(27,165)		$86,178		$(50,869)	$179,684

(1)	Asset Intensive is net of $202,801 DAC offset.
(2)	Asset Intensive is net of $(310,510) DAC offset.

	Three Months Ended September 30, 2010
(Unaudited)
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income
U.S. Operations:
Traditional	$114,075	$(13,009)		$—		$101,066
Asset Intensive	(6,606)	(19,935	)(1)	40,530	(2)	13,989
Financial Reinsurance	4,317	44		—		4,361

Total U.S.	111,786	(32,900)		40,530		119,416
Canada Operations	33,468	(5,431)		—		28,037
Europe & South Africa	17,494	(1,808)		—		15,686
Asia Pacific Operations	28,483	(1,094)		—		27,389
Corporate and Other	5,942	663		—		6,605

Consolidated	$197,173	$(40,570)		$40,530		$197,133

(1)	Asset Intensive is net of $2,717 DAC offset.
(2)	Asset Intensive is net of $(53,236) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Nine Months Ended September 30, 2011
(Unaudited)
	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Net (gain) loss on repurchase and retirement of securities	Pre-tax operating income
U.S. Operations:
Traditional	$260,112	$(12,761)		$(1,375)		$—	$245,976
Asset Intensive	20,971	(27,742	)(1)	48,543	(2)	—	41,772
Financial Reinsurance	19,509	41		—		—	19,550

Total U.S.	300,592	(40,462)		47,168		—	307,298
Canada Operations	119,069	(15,253)		—			103,816
Europe & South Africa	58,441	(3,049)		—		—	55,392
Asia Pacific Operations	62,992	2,253		—		—	65,245
Corporate and Other	72,701	(1,971)		—		(51,449)	19,281

Consolidated	$613,795	$(58,482)		$47,168		$(51,449)	$551,032

(1)	Asset Intensive is net of $205,813 DAC offset.
(2)	Asset Intensive is net of $(236,797) DAC offset.

	Nine Months Ended September 30, 2010
(Unaudited)
	Pre-tax net income	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income
U.S. Operations:
Traditional	$276,714	$(18,578)		$—		$258,136
Asset Intensive	75,517	(48,184	)(1)	18,972	(2)	46,305
Financial Reinsurance	11,902	63		—		11,965

Total U.S.	364,133	(66,699)		18,972		316,406
Canada Operations	86,189	(9,201)		—		76,988
Europe & South Africa	50,477	(3,614)		—		46,863
Asia Pacific Operations	78,689	(3,051)		—		75,638
Corporate and Other	9,072	10,974		—		20,046

Consolidated	$588,560	$(71,591)		$18,972		$535,941

(1)	Asset Intensive is net of $107,016 DAC offset.
(2)	Asset Intensive is net of $(47,725) DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Diluted earnings per share from operating income	$2.04	$1.72	$5.37	$4.59
Earnings per share from net income:
Basic earnings per share	$2.00	$1.75	$5.99	$5.17
Diluted earnings per share	$1.98	$1.72	$5.94	$5.06
Weighted average number of common and common equivalent shares outstanding	74,254	74,420	74,207	74,574

(Unaudited)	At or For the Nine Months Ended September 30,
	2011	2010
Treasury shares	5,871	192
Common shares outstanding	73,267	73,172
Book value per share outstanding	$77.29	$68.30
Book value per share outstanding, before impact of AOCI	$59.48	$53.82

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Net premiums	$1,776,165	$1,647,300	$5,300,971	$4,857,781
Investment income, net of related expenses	268,210	287,504	976,686	883,433
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(11,911)	(4,904)	(19,049)	(15,823)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	3,089	26	3,381	2,231
Other investment related gains (losses), net	(130,778)	(11,902)	27,076	150,989

Total investment related gains (losses), net	(139,600)	(16,780)	11,408	137,397
Other revenue	90,132	37,515	192,254	108,990

Total revenues	1,994,907	1,955,539	6,481,319	5,987,601

Benefits and expenses:
Claims and other policy benefits	1,514,765	1,393,891	4,504,227	4,076,310
Interest credited	35,251	94,776	237,510	230,879
Policy acquisition costs and other insurance expenses	149,228	157,058	741,663	760,509
Other operating expenses	94,029	85,409	297,340	259,755
Interest expense	27,025	25,191	77,412	65,781
Collateral finance facility expense	3,069	2,041	9,372	5,807

Total benefits and expenses	1,823,367	1,758,366	5,867,524	5,399,041

Income before income taxes	171,540	197,173	613,795	588,560
Income tax expense	24,155	68,941	172,706	210,870

Net income	$147,385	$128,232	$441,089	$377,690

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